EXHIBIT 99.1
                                                                    ------------

                                  PRESS RELEASE


For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer
(708) 865-1053

         MELROSE PARK, Ill. - March 7, 2003 - Midwest Banc Holdings, Inc. (Nasdaq: MBHI), a community-based bank holding company, announced today that its banking subsidiary, Midwest Bank and Trust Company ("MBTC"), is in discussions with federal and state bank regulatory authorities regarding the amendment and refiling of its December 31, 2002 Report of Condition and Income. The amendment would reflect adjustments required by the Federal Reserve Bank of Chicago (the "Federal Reserve Bank") and the Illinois Office of Banks and Real Estate (the "OBRE") in a letter dated March 5, 2003 relating to additional provisions for loan losses during 2002 in the aggregate amount of up to approximately $11,500,000 on an after tax basis. The Company is also in discussions with the Federal Reserve Bank and the OBRE as to the impact of the above matters on MBTC's September 30, 2002 Report of Condition and Income. The Company is currently evaluating the impact of these matters on its financial statements for the year ended December 31, 2002.

         The Company notes that the action required by the regulators in the March 5 letter relates to a series of loans to one borrower and its affiliates and, after taking the provisions required in the March 5, 2003 letter, the Company would still be "well capitalized" under applicable regulatory guidelines. The former principal owner of the borrower was charged earlier this week with money laundering activities. None of the activities covered by the indictment involve MBTC.

         The Company intends to take actions to thoroughly address all issues raised by the regulators. An investor group (in which a number of Company directors may participate) anticipates purchasing a substantial portion of the loans at face value in the near future. Management is currently evaluating the accounting implications of such a transaction. No assurance can be given at this time that MBTC will be able to sell such loans at face value or at all.

         In the March 5 letter, the regulators identified concerns over MBTC's risk management of the loans in question. The Federal Reserve Bank is participating with the OBRE in its regularly scheduled examination of MBTC, which began on March 3, 2003.

         The Federal Reserve Bank and the OBRE have indicated that they would not act on the Company's applications for prior approval of its pending acquisition of CoVest Bancshares, Inc. until the completion of the examination of MBTC described above. As a result, the Board of Directors of CoVest Bancshares, Inc. today decided to cancel the special meeting of its shareholders to approve the merger of CoVest and the Company. At this time, CoVest has not re-scheduled the meeting date. The Company currently anticipates consummating its acquisition of CoVest during the second quarter of 2003, and such consummation remains subject to shareholder and regulatory approval and fulfillment of the other conditions set forth in the agreements between the parties.

         This press release contains certain "Forward-Looking Statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company's business which should be considered in evaluating "Forward-Looking Statements" and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events.